lviExhibit 99.1
Lev Reports Second Quarter 2008 Financial Results

NEW YORK, N.Y. -- August 1, 2008 -- Lev Pharmaceuticals, Inc. (“Lev”) (OTCBB: LEVP) today announced financial results for the three and six months ended June 30, 2008.

Highlights and Current Developments:

•
Lev entered into a plan of merger with ViroPharma on July 15, 2008 for a potential net aggregate value of up to $617.5 million consisting of approximately $442.9 million in combination of cash and stock and up to approximately $174.6 million in contingent value rights

•	ViroPharma made a $20 million investment in Lev by purchasing 9,661,836 shares of Lev’s common stock on July 15, 2008

•	Blood Products Advisory Committee unanimously recommended approval of Cinryze™ for the prophylactic treatment of HAE on May 2, 2008

•	Cinryze™ Complete Response submission accepted for review by FDA. October 14th action date targeted

•	Signed specialty pharmacy and specialty distribution agreements with CuraScript, CVS Caremark, and FFF Enterprises to support Cinryze™ launch

Financial Results:

For the quarter ended June 30, 2008, Lev reported a net loss of $11.4 million or $0.08 per share as compared to a net loss of $6.9 million or $0.06 per share for the comparable quarter in 2007. For the six months ended June 30, 2008, Lev reported a net loss of $20.2 million or $0.15 per share as compared to a net loss of $12.4 million or $0.11 per share for the six months ended June 30, 2007.

As of June 30, 2008, Lev had a total of $9.8 million in cash and cash equivalents, and working capital of $17.8 million. Net cash used in operations was $13.1 million for the six months ended June 30, 2008, an increase of $3.2 million from net cash used in operating activities of $9.9 million for the six months ended June 30, 2007. Net cash used in operating activities was primarily attributable to our loss of $20.2 million, which was primarily due to increases in salaries, benefits and pre-launch planning for our lead product candidate, Cinryze™. The operating loss was partially offset by non-cash expenses of $5.4 million primarily related to stock-based compensation and amortization of debt discount, increased accounts payable of $1.7 million, increased accrued expenses of $1.0 million and increased prepaid expenses and other assets of $2.1 million.

From inception through June 30, 2008, net cash used in investing activities was $3.8 million primarily related to our loan receivable of $3.4 million and purchases of fixed assets of $0.4 million. From inception through June 30, 2008, net cash provided by financing activities was $75.9 million. Cash provided by financing activities for the six months ended June 30, 2008 was $0.9 million primarily resulting from the exercise of warrants.

Research and development expenses for the quarter ended June 30, 2008 increased to $4.9 million compared to $4.1 million in 2007. The $0.8 million increase was primarily due to higher expenses relating to the progress of our open-label clinical trials, FDA Blood Products Advisory Committee review, payroll and related benefits and stock-based compensation, offset by $0.9 million of cost recovery on the sale of intermediate plasma. Research and development expenses for the six months ended June 30, 2008 increased to $7.7 million compared to $7.3 million in 2007. The $0.4 million increase was primarily due to higher expenses related to the FDA Blood Products Advisory Committee review, purchases of plasma product for the open-label clinical trials, stock-based compensation, payroll and related benefits offset by $0.9 million of cost recovery on the sale of intermediate plasma products and lower expenses in 2008 as compared to 2007 related to the open-label clinical trials and the completion of the Phase III trials in 2007.

General and administrative expenses for the quarter ended June 30, 2008 increased to $5.9 million as compared to $2.9 million in 2007. The increase of $3.0 million was primarily due to increases in stock-based compensation for restricted stock and stock options, payroll and related benefits, pre-commercialization activities and professional fees related to the ViroPharma transaction. General and administrative expenses for the six months ended June 30, 2008 increased to $11.3 million as compared to $5.3 million in 2007. The increase of $6.0 million was primarily due to increases in stock-based compensation for restricted stock and stock options, payroll and related benefits, pre-commercialization activities and professional fees.

Interest income for the quarter ended June 30, 2008 decreased to $69,000 as compared to $139,000 in 2007. The decrease of $70,000 was attributed to having less cash to invest and declining interest rates. Interest income for the six months ended June 30, 2008 decreased to $0.2 million as compared to $0.3 million in 2007. The decrease of $0.1 million was attributed to having less cash to invest and declining interest rates.

Interest expense for the quarter ended June 30, 2008 increased to $0.5 million as compared to $45,000 in 2007. The increase of $0.5 million was primarily attributable to accrued interest of $0.4 million and amortization of debt discount and deferred financing costs of $0.1 million attributable to the term loan payable. Interest expense for the six months ended June 30, 2008 increased to $1.1 million as compared to $0.1 million in 2007. The increase of $1.0 million was primarily attributable to accrued interest of $0.7 million and amortization of debt discount and deferred financing costs of $0.2 million attributable to the term loan payable.

Foreign exchange loss for the quarter ended June 30, 2008 was $77,000 as compared to $0 in 2007. The loss was primarily attributable to transaction losses of $57,000 on the sale of intermediate plasma products. Foreign exchange loss for the six months ended June 30, 2008 was $0.3 million as compared to $0 in 2007. The loss was primarily attributable to a foreign exchange losses of $0.5 million on the loan payable and $57,000 on the sale of intermediate plasma products offset by a gain of $0.2 million on the loan receivable.

Corporate Progress; Recent Developments:

"We made significant strides during the second quarter toward obtaining marketing approval for our lead product candidate, Cinryze™, for the treatment of HAE,” said Joshua D. Schein, Ph.D., Chief Executive Officer of Lev Pharmaceuticals. “Most notably, the FDA’s Blood Products Advisory Committee unanimously recommended approval of Cinryze™ for the prophylactic treatment of HAE on May 2, 2008. In addition, our complete response submission was accepted for review targeting an FDA action date of October 14, 2008. On the pre-commercialization front, we signed strategically important specialty pharmacy and specialty distribution agreements with CuraScript, CVS Caremark, and FFF Enterprises to support the launch of Cinryze™ if and when approved by the FDA. ”

On July 15, 2008, ViroPharma Incorporated (Nasdaq: VPHM) and Lev announced that the companies signed a definitive merger agreement under which ViroPharma will acquire Lev for $442.9 million of upfront consideration, or $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock (subject to a collar). Contingent consideration of up to $1.00 per share may be paid on achievement of certain regulatory and commercial milestones. The transaction with a potential net aggregate value of up to $617.5 million has been unanimously approved by the boards of directors of both companies. The companies expect the transaction to be completed by the end of 2008. In addition, concurrently with the execution of the merger agreement, ViroPharma purchased $20 million of Lev’s common stock.

Commenting on the recently announced proposed merger agreement with ViroPharma, Judson Cooper, Lev’s Chairman of the Board said, "We believe this transaction recognizes the value we have created at Lev and provides our shareholders with attractive financial terms, through the upfront payment and the opportunity to continue to share in the success of Cinryze™ through the ownership of ViroPharma shares and the contingent value rights. Leveraging the combined resources of both companies not only strengthens our C1 inhibitor development platform, but also underscores our commitment to serving patients with critical unmet medical needs."

About Lev Pharmaceuticals, Inc.

Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Lev’s lead product candidate, Cinryze™ (C1 inhibitor), is being developed as a replacement therapy for Hereditary Angioedema (HAE), also known as C1 inhibitor deficiency. Cinryze™ has been granted orphan drug status for the acute and prophylactic treatment of HAE, potentially securing, upon approval, market exclusivity for seven years.

For more information about Lev, C1 inhibitor, or HAE, please contact Lev directly at 212-682-3096, or visit Lev’s website at www.levpharma.com.

Additional Information About the ViroPharma transaction

In connection with the proposed merger, ViroPharma will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Lev that also constitutes a prospectus of ViroPharma. Lev will mail the proxy statement/prospectus to its stockholders. ViroPharma and Lev urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain these documents, free of charge, from ViroPharma's website (www.viropharma.com) under the tab "Investors" and then under the item "SEC Filings". You may also obtain these documents, free of charge, from Lev's website (www.levpharma.com) under the tab "Investor Relations" and then under the heading "SEC Filings."

Proxy Solicitation

ViroPharma, Lev and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Lev stockholders in favor of the merger. Information regarding the persons, who may, under the rules of the SEC, be considered participants in the solicitation of the Lev stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about ViroPharma's executive officers and directors in its definitive proxy statement filed with the SEC on April 11, 2008. You can find information about Lev's executive officers and directors in definitive proxy statement filed with the SEC on April 16, 2008. You can obtain free copies of these documents from ViroPharma and Lev using the contact information above.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to when and whether the proposed acquisition by ViroPharma Incorporated will be consummated, including whether due to antitrust approvals, approval of the proposed transaction by the shareholders of Lev or otherwise, new information arising out of clinical trial results, the risk that the safety and/or efficacy results of existing clinical trials for Cinryze™ will not support approval for a biologics license, the risk that FDA may require us to conduct additional clinical trials for Cinryze™, the risk that FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that FDA will not approve a product for which a biologics license has been applied, our heavy dependence on the success of CinryzeTM, our dependence on our suppliers, our dependence on third parties to manufacture CinryzeTM, obtaining regulatory approval to market CinryzeTM, market acceptance of CinryzeTM, maintaining the orphan drug status associated with CinryzeTM, the risks associated with dependence upon key personnel, and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our filings with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

# # #

INVESTOR CONTACT:
Jason Tuthill, Lev Pharmaceuticals, Inc.
(212) 850-9130
jtuthill@levpharma.com

MEDIA CONTACT:
Katherine Stueland, WeissComm Partners
(312) 208-0320
kstueland@wcpglobal.com

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Balance Sheet Data

	June 30,	December 31,
	2008	2007
	( in $000s)

Cash and cash equivalents	$9,753	$21,910
Inventory	13,368	10,645
Prepaid expenses and other current assets	681	2,815
Loan receivable	3,663	3,415
Total assets	$28,393	$39,349

Accounts payable and accrued expenses	$6,419	$3,681
Long-term debt	15,049	13,567
Total stockholders’ equity	6,908	22,084
Total liabilities and stockholders’ equity	$28,393	$39,349

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Statement of Operations Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in $000s except share and per share data)
Costs and expenses:
Research and development	$4,926	$4,090	$7,744	$7,313
General and administrative	5,922	2,897	11,276	5,319
Loss before other (expense)/income, net	(10,848)	(6,987)	(19,020)	(12,632)

Other (expense)/income, net	(547)	94	(1,170)	261

Net loss	$(11,395)	$(6,893)	$(20,190)	$(12,371)

Net loss per share- basic and diluted	$(0.08)	$(0.06)	$(0.15)	$(0.11)
Weighted average shares - basic and diluted	138,496,003	114,157,528	138,324,849	114,102,444

Lev Pharmaceuticals, Inc. and Subsidiary
(a development stage enterprise)

(Unaudited)

Selected Consolidated Statement of Cash Flows

	Six Months Ended
	June 30,
	2008	2007
	( in $000s)

Net cash used in operating activities	$(13,095)	$(9,927)
Net cash (used in) provided by investing activities	(5)	9,920
Net cash provided by financing activities	943	549
Net (decrease) increase in cash and cash equivalents	(12,157)	542
Cash and cash equivalents - beginning of period	21,910	7,888
Cash and cash equivalents - end of period	$9,753	$8,430